Exhibit 99.1



           Innovex Provides Preliminary Fiscal 2005 Operating Results


     MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Oct. 11, 2005--Innovex (Nasdaq:INVX) today announced select preliminary, unaudited results for its fourth quarter ending September 30, 2005. Based upon preliminary, unaudited information, the Company expects revenue for its fiscal fourth quarter ending September 30, 2005 to be between $47 and $48 million, up from $37 million reported in the fiscal 2004 fourth quarter ended September 30, 2004 and down from the $60 million reported in the fiscal 2005 third quarter ended June 30, 2005. Fiscal 2005 fourth quarter revenue is also expected to be lower than the previous guidance of $55 to $59 million for the quarter. Revenue excluding pass-through material is expected to be between $25 and $26 million for the fiscal 2005 fourth quarter compared to $29 million in the fiscal 2005 third quarter. Revenue excluding pass-through material will be approximately 5% below the low end of the Company's guidance for the quarter.
     The primary cause of the lower than expected revenue was soft Flex Suspension Assembly (FSA) demand in the quarter. The gross margin for the quarter ending September 30, 2005 is expected to be approximately 9%, compared to 7.5% for the fiscal 2004 fourth quarter and 9.0% for the fiscal 2005 third quarter. Operating expenses for the fiscal 2005 fourth quarter are expected to be over 10 percent lower than the $6.1 million reported in the fiscal 2005 third quarter primarily as a result of lower payroll expenses related to restructuring changes and lower royalties related to FSA revenue.
     "Hard disk drive demand in the month of September did not increase as expected," commented William P. Murnane, Innovex's President and Chief Executive Officer. "Given our historical experience and customer forecasts, we anticipated much stronger demand in September, which never materialized. In spite of the lower revenue, we were pleased with our ability to control costs and maintain a gross margin that was relatively flat with the preceding quarter."
     The Company expects revenue, revenue excluding pass-through and gross margins to improve sequentially in the December quarter.

     About Innovex, Inc.

     Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

     Safe Harbor for Forward Looking Statements

     Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


     CONTACT: Innovex, Inc., Maple Plain
              Tom Paulson or Douglas W.  Keller, 763-479-5300
              Facsimile: 763-479-5395
              Internet: http://www.innovexinc.com